EXHIBIT 23.1


                                                     Exhibit 23.1

                  INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 33-90138, 33-90852 and 33-92328) and on Form S-8 (Registration No. 333-22547)
of Walden Residential Properties, Inc. and in the related prospectuses of our report dated March 3, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for the cost of replacement carpets as discussed in Note 2), with respect to the consolidated financial statements and schedule of Walden Residential Properties, Inc., and our report dated March 3,
1995, with respect to the combined financial statements of Walden Predecessors, included in the Annual Report on Form 10-K for the year ended December 31, 1996.




DELOITTE & TOUCHE LLP

Dallas, Texas
March 14, 1997